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                                                                    EXHIBIT 10.4

                         DEFERRED COMPENSATION AGREEMENT

     This Agreement, made and entered into this 1st day of June, 1999, by and between MTR GAMING GROUP, INC. ("MTR" or the "Company"), a Delaware corporation having its principal office at State Route 2 South, Chester, West Virginia 26034, together with all of its subsidiaries whether now existing or hereafter formed or acquired, and ROBERT L. RUBEN (the "Executive"), residing at 6 Willowtree Court, Rockville, Maryland 20850. Capitalized terms not defined herein shall have the meanings set forth in the February 1, 1999 Employment Agreement between Executive and the Company.

     WHEREAS, the Executive has served on the Board of Directors since September of 1995 and has been employed by the Company since February of 1999 and is presently Vice President and Assistant Secretary of the Company and its Mountaineer Park, Inc. subsidiary; and

     WHEREAS, the Executive's service to the Company has been of exceptional merit and benefit to the Company resulting in its profitable growth; and

     WHEREAS, the ability and experience of the Executive are of such value to the Company that the Company wishes to more adequately compensate the Executive for his past and future service by providing special retirement and survivorship income benefits to him.

     NOW, THEREFORE, in consideration of the Executive's past and future services and the mutual promises and covenants herein, it is agreed as follows:

                         ARTICLE 1 - RETIREMENT BENEFITS

   1.01 If the Executive continues in the employment of the Company until attaining his normal retirement age, which is 65, the Company shall pay him equal annual benefits, as determined in 1.02 below, starting three (3) months after retirement, for the number of years elected by the Executive in 1.04. If the Executive's employment is terminated prior to his attaining retirement age, the Company shall pay him the benefits as determined in 2.01-2.03.

   1.02 The initial annual benefit shall be determined as the level annual amount which MTR could obtain by making level annual loans from the cash values of the life insurance policy described in Article 3, for the period of years elected by the Executive, assuming the cash values are credited at the then current interest rate paid by the insurance company on the cash values, and that the policy stays in force through the insured's age 95, divided by the reciprocal of the combined federal and state income tax brackets of the Company at the date of retirement. The initial annual amount so determined will be continued for three (3) years


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          and then redetermined at each three (3) year period thereafter based on the then current interest rate credited by the insurance company at that time.

   1.03 If the Executive dies subsequent to his retirement date but prior to the completion of the annual benefit payments, the remaining amounts shall be continued to such beneficiary or beneficiaries as the Executive had designated in writing filed with the Company. In the absence of any designation of beneficiary, any amounts remaining unpaid at the death of the Executive shall be payable in one lump sum to the executor(s) or administrator(s) of the Executive's estate.

   1.04 The Executive shall elect the number of years that the retirement benefits shall be computed and paid in accordance with 1.02 above, by a designation in writing filed with the Company at least one year prior to his retirement date. In the absence of an effective election, a fifteen (15) year period will be used for the benefit period.

                       ARTICLE 2 - DEATH OR TERMINATION OF
                         EMPLOYMENT PRIOR TO RETIREMENT

   2.01 In the event the Executive dies while employed by the Company at any time after the date of this Agreement but prior to attaining the retirement date, the Company will first recover its premium outlay and then, pay the remainder of the proceeds of the insurance policy referred to in Article 3 in equal annual benefits for ten (10) years to the beneficiary(ies) the Executive designated in writing filed with the Company, pursuant to Section 2.02 below.

   2.02 The total benefit amount paid in the equal annual installments shall be determined by dividing the amount of the death benefit (after recovery of the premium outlay) from the life insurance policy described in Article 3, by the reciprocal of the combined federal and state income tax bracket of the Company in the year the Executive dies. The annual payments shall begin the first day of the third month following the death of the Executive. If no beneficiary is designated, or the beneficiary(ies) die before the completion of the ten (10) year period, the total amount or balance due shall be paid in one lump sum to the executor(s) or administrator(s) of the Executive's estate.

   2.03 In the event (i) Executive resigns his employment (other than for Good Reason); or (ii) Executive's employment is terminated for Cause, then the Company shall not be obligated to make any further premium payments for the life insurance policy. At Executive's election, the Company will either (a) pay to Executive in a lump sum the cash value of the life insurance policy (after recovery of the premium outlay);
          (b) assign the life insurance policy to Executive (provided that Executive gives the Company a collateral assignment of the policy in an amount equal to the aggregate premium outlay); or (c) maintain the policy (without additional premium payments) until Executive's retirement or death.


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   2.04   In the event (i) Executive resigns his employment for Good Reason; or
          (ii) Executive's employment is terminated without Cause, then (a) the Company shall pay the next five premiums on the insurance policy as and when they become due; and (b) the Executive shall have the same rights set forth in clauses (a) through (c) of Section 2.03 above.

                        ARTICLE 3 - LIFE INSURANCE POLICY

   3.01 The life insurance policy deemed to be used to determine the amount of benefits provided by this Agreement shall be Security Mutual Life Policy #1243145 issued 4/99.

   3.02 Notwithstanding the above, except as may be set forth in the Executive's Employment Agreement, there is no requirement that the Company must purchase any life insurance policy on the Executive, but in the event it does so, it shall not be required to continue or maintain the policy, shall have no restrictions on its ownership rights, and the Executive shall have no rights, title or interest therein.

                   ARTICLE 4 - DISABILITY PRIOR TO RETIREMENT

   4.01 If the Executive shall become totally and permanently disabled before retirement such that he is unable to perform his duties in a manner satisfactory to the Company, and the Company terminates Executive's employment pursuant to the Employment Agreement, then such termination for disability shall be deemed a termination without Cause pursuant to
          Article 2, provided, however, that in the event the Executive's death should occur after such severance, no death benefits will be payable by the Company under this Agreement.

                               ARTICLE 5 - VESTING

   5.01 The deferred compensation benefit provided by this Agreement shall vest fully, immediately upon the full execution of this Agreement and the ratification of the Employment Agreement by the board of directors of the Company.

                       ARTICLE 6 - UNFUNDED AND UNSECURED

   6.01 The rights of the Executive or beneficiary under this Plan are purely contractual and shall not be funded or secured in any way. Payments to the Executive or his beneficiary hereunder shall be made only from the general assets of the Company, and no person, other than the Company, shall have any interest in such assets, including any life insurance policy that the Company may acquire on the Executive for purposes of this Agreement. Such assets and insurance are available to satisfy the claims of the Company's general creditors and, to the


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          extent any person acquires a right to receive payments from the
          Company under the terms of this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

                      ARTICLE 7 - ADMINISTRATION AND CLAIMS

   7.01 The Company shall make all determinations as to rights to benefits under this Agreement. Any decision by the Company denying a claim for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive or beneficiary having made such claim.
          Such decision shall set forth the specific reasons for the denial and shall notify the Executive or beneficiary, as appropriate, of the opportunity for a full and fair review of the decision denying such claim.

   7.02 Any notice, consent, or demand required or permitted to be given under the terms of this Agreement shall be in writing, and shall be signed by the party giving or making the same. Any such notice, consent, or demand shall be effective as of (i) the date personally delivered,
          (ii) if sent by electronic means, on the date sent, or (iii) if sent by mail, three (3) business days after the date deposited with United States Postal Service, postage prepaid and addressed to the intended receiver at his last known address as shown in the records of the Company.

                       7.03 ARTICLE 8 - NON-ALIENABILITY

   8.01 Neither the Executive nor any beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, mortgage, commute, or otherwise encumber in advance any of the benefits payable hereunder, nor shall said benefits be subject to seizure for the payment of any debts or judgments or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise, in the event the foregoing restriction is violated, all benefits shall cease and terminate.

                     ARTICLE 9 - NOT AN EMPLOYMENT AGREEMENT

   9.01 This Agreement shall not be deemed to constitute an employment contract between the Company and the Executive, nor shall any provision herein modify the Employment Agreement between the Company and the Executive or restrict the right of the Company to discharge the Executive, or restrict the Executive from terminating his employment. In the event that any provision of the Employment Agreement and this Agreement conflict, the Employment Agreement shall govern.

                       ARTICLE 10 - NOT A SALARY DEFERRAL

   10.01 The benefits provided by the Agreement are granted by the Company as additional benefits to the Executive and are not part of any salary reduction plan or arrangement deferring a bonus or a salary increase. The Executive has


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          no option to take any current payment or bonus in lieu of these additional benefits.

                    ARTICLE 11 - PARTICIPATION IN OTHER PLANS

   11.01 Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in any pension, profit sharing or other retirement or other benefit plan the Company may now or hereafter provide.

                        ARTICLE 12 - BENEFITS AND BURDENS

   12.01 This Agreement shall be binding on and inure to the benefit of the Executive and his personal representative, and it shall be binding on the Company and any person or entity that shall succeed to substantially all the Company's assets.

                      ARTICLE 13 - REVOCATION OR AMENDMENT

   13.01 The Company and the Executive may agree, in writing, to amend or revoke this Agreement at any time.

                        ARTICLE 14 - GOVERNING LAW, ETC.

   14.01 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, excluding that state's choice of law principles.

   14.02 ARBITRATION. The Company and the Executive recognize that in the event that a dispute should arise between them concerning the interpretation or implementation of this Agreement, length and expensive litigation will not afford a practical resolution of the issues within a reasonable time. Consequently, each party agrees that all disputes, disagreements, and questions of interpretation concerning this agreement are to be submitted for resolution to the American Arbitration Association (the "Association") in an arbitration proceeding conducted in Hancock County, West Virginia or such other location as the parties may agree. The Company or the Executive may initiate arbitration proceedings at any time by giving notice to the other in accordance with the rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but the Company and the Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only one time. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of West Virginia but shall be bound by the substantive law applicable to this agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in


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          courts of proper jurisdiction. Following written notice of a request for arbitration, the Company and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this agreement, except as otherwise provided herein. THE PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY COURT ACTION RELATING TO THIS AGREEMENT.

   14.03 VALIDITY. The invalidity or enforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

   14.04 HEADINGS. The headings of the articles and sections of the Agreement are for convenience only and shall not control or affect the meaning or construct or limit the scope or intent of any of the provisions of this Agreement.

   14.05 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no event affect the validity or enforceability of any other provision of this Agreement.

      IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.

MTR GAMING GROUP, INC.



By: /s/ Edson Arneault
   ----------------------------------
   Name: Edson Arneault
   Title: President


/s/ Robert L. Ruben
-------------------------------------
ROBERT L.RUBEN


RETIREMENT BENEFITS - In accordance with Paragraph 1.04 of the Agreement, I elect that my retirement benefits be determined and paid over a period of 15 years, reserving the right to change the period at any time up until one year prior to my normal retirement date as specified in Paragraph 1.01.


                               /s/ Robert L. Ruben
                               ------------------------------------
                               ROBERT L. RUBEN


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BENEFICIARY - In accordance with Paragraphs 1.03 and 2.01 of the Agreement, I designate my beneficiary(ies) as Brenda C. Ruben, reserving the right to change said beneficiary at any time by appropriate written notice to the Company.


                               /s/ Robert L. Ruben
                               ------------------------------------
                               ROBERT L. RUBEN


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